Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR09-170 Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com
Hastings Entertainment, Inc. Reports Results for the Second
Quarter of Fiscal 2009
AMARILLO, Texas, August 17, 2009—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2009. Net loss was approximately $0.4 million, or $0.04 per diluted share, for the second quarter of fiscal 2009 compared to net income of approximately $0.7 million, or $0.06 per diluted share, for the second quarter of fiscal 2008. Net income was $1.3 million, or $0.13 per diluted share, for the six months ended July 31, 2009 compared to net income of $3.6 million, or $0.34 per diluted share, for the same period in the prior year.
“The recession continued to negatively impact consumer spending through the second quarter,” said John Marmaduke, Chief Executive Officer and Chairman. “Our core customer base remains stable; however, customer purchase behavior has shifted toward value priced merchandise. We have been very active in partnering with our key vendors to bring exceptional values while maintaining or improving our merchandise margin rates. Our movie rental business was negatively impacted by fewer releases compared to the prior year and the de-valuing of the price of a rental movie primarily as a result of the growth of rental kiosks renting movies for a dollar per day. In response we have implemented a promotion where thousands of movie titles in our stores now rent for $0.99 per week. This has lowered our rental revenue in the short-term; however, we are seeing a significant increase in units rented along with growth in new customer membership sign-ups. We continue to focus on our balance sheet and reducing costs. Our inventory was approximately $13.5 million less than a year ago and long-term debt was approximately $5.4 million less than a year ago. Additionally, cash flows from operations increased approximately $2.2 million over the comparable period last year and capital expenditures were $4.7 million less than the comparable period last year.”
Financial Results for the Second Quarter of Fiscal Year 2009
Revenues. Total revenues for the second quarter decreased approximately $8.5 million, or 6.7%, to $117.2 million compared to $125.7 million for the second quarter of fiscal 2008. The following is a summary of our revenues results (dollars in thousands):

		Three Months Ended July 31,
	2009		2008		(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$97,366	83.1%	$103,860	82.6%	$(6,494)	-6.3%
Rental revenue	19,826	16.9%	21,806	17.4%	(1,980)	-9.1%

Total revenues	$117,192	100.0%	$125,666	100.0%	$(8,474)	-6.7%

Comparable-store revenues (“Comp”):

Total	-8.1%
Merchandise	-7.7%
Rental	-10.1%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2009	2008
Hardback Café	17.2%	6.5%
Electronics	3.3%	25.7%
Consumables	3.0%	10.4%
Trends	0.8%	13.6%
Books	-1.7%	-1.1%
Movies	-8.1%	2.6%
Music	-15.6%	-11.7%
Video Games	-20.9%	4.6%
Hardback Café Comps increased 17.2% for the quarter, compared to the second quarter in the prior year, primarily as a result of the opening of an additional five cafés in existing stores during the quarter and increased sales of specialty café drinks, mugs, and baked goods. Electronics department Comps increased 3.3% for the quarter, primarily due to strong sales of third party gift cards, hardware including digital converter boxes and Blu-ray DVD players, and accessories for iPods and MP3 players, partially offset by lower sales of refurbished iPods during the quarter. Consumable Comps increased 3.0% for the quarter, primarily resulting from increased sales of assorted candies and gums. Trends Comps increased 0.8% during the quarter. Strong sales of novelty items, including barware, magnets, and gag gifts, and increased sales of sports memorabilia, action figures, children’s toys and t-shirts were offset by lower sales of Webkinz plush products and greeting cards. Books Comps decreased 1.7% for the quarter, primarily as a result of lower sales of new hardbacks, new trade paperbacks, and magazines, partially offset by strong sales of used and value books. Movie Comps decreased 8.1% for the quarter, primarily due to lower sales of new and used DVDs and lower sales of DVD boxed sets, partially offset by increased sales of Blu-ray DVDs. Music Comps decreased 15.6% for the quarter due to lower sales of new CDs, resulting directly from a continued industry decline and reduced footprint in thirty-eight stores. Merchandise Comps, excluding the sale of new music, decreased 5.7% for the quarter. Video Game Comps decreased 20.9% for the quarter, primarily due to lower sales of video game consoles and lower sales of older generation video games, partially offset by increased sales of used video games for the Nintendo, XBOX 360 and Sony Playstation 3.
Rental Comps decreased 10.1% for the quarter, primarily as a result of fewer rentals of DVDs and increased promotions offered during the current quarter, partially offset by increased rentals of Blu-ray movies and video games. Comparable promotional coupons increased significantly, which decreased Rental Comps by 2.1%. DVD rentals were lower due to fewer titles released with gross box office revenues in the range of $20 million to $80 million, which typically represent our strongest rentals. Rental Video Game Comps increased 6.9% for the quarter while Rental Video Comps decreased 12.2%.

Gross Profit — Merchandise. For the second quarter, total merchandise gross profit dollars decreased approximately $1.1 million, or 3.5%, to $30.6 million from $31.7 million for the same period last year, primarily as a result of lower merchandise revenues, partially offset by increased margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.4% for the quarter compared to 30.5% for the same period in the prior year resulting from improved inventory management.
Gross Profit — Rental. For the second quarter, total rental gross profit dollars decreased approximately $1.3 million, or 9.2%, to $12.9 million from $14.2 million for the same period in the prior year, primarily due to lower rental revenues. As a percentage of total revenue, rental gross profit remained constant at 65.2% for the quarter when compared to the same period in the prior year.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 37.4% for the second quarter compared to 35.3% for the same quarter in the prior year due to deleveraging resulting from lower revenues. SG&A decreased approximately $0.4 million during the quarter, or 0.9%, to $43.9 million compared to $44.3 million for the same quarter last year. In accordance with our management incentive programs, no bonuses were earned for the first six months of fiscal 2009, which represents the majority of the decrease in SG&A from the prior year. Increases in store occupancy costs associated with the operation of new, expanded, and relocated stores and increased advertising costs were offset by reductions across most expense categories resulting from improved expense management.
Interest Expense. For the second quarter, interest expense decreased approximately $0.2 million, or 40%, to $0.3 million, compared to $0.5 million during fiscal 2008 resulting primarily from lower interest rates. The average rate of interest charged for the quarter decreased to 2.53% compared to 4.02% for the same period in the prior year.
Financial Results for the Six Months Ended July 31, 2009
Revenues. Total revenues for the six months ended July 31, 2009 decreased approximately $14.7 million, or 5.7%, to $242.9 million compared to $257.6 million for the same period in fiscal 2008. Included in fiscal 2008 was approximately $2.0 million in revenues resulting from an additional day of sales due to leap year. Excluding this extra day of sales, total revenues for the six months ended July 31, 2009 decreased approximately $12.7 million, or 5.0%. The following is a summary of our revenues results (dollars in thousands):

		Six Months Ended July 31,
	2009		2008		(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$201,462	82.9%	$212,177	82.4%	$(10,715)	-5.1%
Rental revenue	41,423	17.1%	45,425	17.6%	(4,002)	-8.8%

Total revenues	$242,885	100.0%	$257,602	100.0%	$(14,717)	-5.7%

Comparable-store revenues (“Comp”):

	Fiscal
			2009
	2009	2008	(excludes leap day)

Total	-7.0%	2.3%	-6.2%
Merchandise	-6.4%	2.2%	-5.7%
Rental	-9.6%	3.0%	-8.7%
Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
			2009
	2009	2008	(excludes leap day)
Hardback Café	12.7%	10.4%	13.5%
Electronics	4.5%	26.5%	5.3%
Consumables	3.8%	11.5%	4.8%
Trends	2.8%	23.8%	3.6%
Books	-0.8%	2.0%	-0.1%
Movies	-6.8%	2.8%	-6.1%
Video Games	-15.4%	16.4%	-14.7%
Music	-15.4%	-14.0%	-14.7%
The following discussion of merchandise and rental Comp sales excludes the additional day of sales due to leap year.
Hardback Café Comps increased 13.5% for the period, compared to the same period in the prior year, primarily as a result of the opening of an additional five cafés in existing stores during the period, and increased sales of specialty café drinks. Electronics Comps increased 5.3% for the period, primarily due to strong sales of digital converter boxes and increased sales of third party gift cards and Blu-ray DVD players, partially offset by lower sales of refurbished iPods. Consumables Comps increased 4.8% for the period, resulting primarily from increased sales of assorted candies and gums, including sales of seasonal candy and candy and snacks cross-merchandised on our video rental wall. Trends Comps increased 3.6% for the period, as a result of increased sales of apparel, action figures, toys, novelty items, and sports memorabilia, partially offset by lower sales of Webkinz plush products, greeting cards, and collectible trading cards. Key drivers in the apparel category included t-shirts, sports themed apparel, accessories, and hats. Key drivers in the novelty item category included barware, magnets, gag gifts, and key chains. Books Comps decreased 0.1% for the period. Increased sales of used and value books were offset by decreased sales of new hardbacks, new trade paperbacks, and magazines. Movies Comps decreased 6.1% for the period, primarily due to lower sales of new and used DVDs and DVD boxed sets, partially offset by increased sales of Blu-ray DVDs. Video Game Comps decreased 14.7% for the period, primarily resulting from lower sales of older generation video games and lower sales of new video game consoles, partially offset by increased sales of used games for the Microsoft XBOX 360, Sony Playstation 3, and Nintendo Wii, and increased sales of used video game consoles. Music Comps decreased 14.7% for the period, primarily due to lower sales of new and used CDs, resulting directly from a continued industry decline and reduced footprint in thirty-eight stores. Merchandise Comps, excluding the sale of new music, decreased 3.6% during the period.
Rental Comps decreased 8.7% for the first six months of fiscal 2009, primarily resulting from fewer rentals of DVDs and increased promotions offered during the current period, partially offset by increased rentals of Blu-ray movies and video games. Comparable promotional coupons increased significantly for the first six months of fiscal 2009, which led to a 1.7% decrease in Rental Comps. Rental Video Game Comps increased 5.8% for the period while Rental Movie Comps decreased 10.5%.
Gross Profit — Merchandise. For the current six months, total merchandise gross profit dollars decreased approximately $1.3 million, or 2.0%, to $63.7 million from $65.0 million for the same period in the prior year primarily due to a decrease in merchandise revenues, partially offset by an increase in merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.6% for the six months ended July 31, 2009 compared to 30.6% for the same period in the prior year, primarily resulting from improved inventory management.
Gross Profit — Rental. For the current six months, total rental gross profit dollars decreased approximately $3.1 million, or 10.4%, to $26.8 million from $29.9 million for the same period in the prior year primarily due to a decrease in rental revenues as well as lower rental margin rates. As a percentage of total rental revenue, rental gross profit decreased to 64.7% for the six months ended July 31, 2009, compared to 65.8% for the same period in the prior year due primarily to lower revenues.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 36.1% for the current six months compared to 34.2% for the same period in the prior year due to deleveraging resulting from lower revenues. SG&A decreased approximately $0.2 million during the six months ended July 31, 2009, or 0.2%, to $87.8 million compared to $88.0 million for the same period last year. In accordance with our management incentive programs, no bonuses were earned for the first six months of fiscal 2009, which represents the majority of the decrease in SG&A from the prior year. This reduction, along with reductions across most expense categories resulting from improved expense management, were partially offset by increases in store occupancy costs associated with the operation of new, expanded, and relocated stores and increased advertising costs.
Interest Expense. For the current six months, interest expense decreased approximately $0.3 million, or 33.3%, to $0.6 million, compared to $0.9 million during fiscal 2008 resulting primarily from lower interest rates. The average rate of interest charged for the period decreased to 2.74% compared to 4.37% for the same period in the prior year.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Prior to fiscal 2008, the Board of Directors approved increases in the program totaling $17.5 million, and on December 8, 2008, they approved an additional increase of $5.0 million. During the second quarter of fiscal 2009, we purchased a total of 79,500 shares of common stock at a cost of $338,593, or $4.26 per share. As of July 31, 2009, a total of 3,537,133 shares had been repurchased under the program at a cost of approximately $22.0 million, for an average cost of approximately $6.23 per share. As of July 31, 2009, approximately $5.3 million remains available under the stock repurchase program.
Store Activity
Since May 18, 2009, which was the last date we reported store activity, we have store activity as follows:
•	Store closed in Lubbock, Texas on July 31, 2009.

•	Store closed in Emporia, Kansas on July 31, 2009.
Fiscal Year 2009 Guidance
“Net earnings for the first six months were approximately $0.8 million lower than our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “We have revised our internal forecast for the second half of the year, which has resulted in lower projected revenues; the net earnings impact of which has been significantly offset by projected improvements in margin rates along with a reduction in costs that vary with revenue and expense reductions. We are lowering our guidance of net earnings per share ranging from $0.40 to $0.45 to a range of $0.37 to $0.42 for the full fiscal year ended January 31, 2010. The continued uncertainty in the current retail environment, particularly with respect to the holiday selling season, makes forecasting very difficult. Accordingly, we will update our guidance after the third quarter.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends;

our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 151 superstores, averaging approximately 21,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2009	2008	2009
	(unaudited)	(unaudited)

Assets
Current Assets
Cash and cash equivalents	$4,514	$3,884	$7,449
Merchandise inventories, net	148,555	162,056	147,957
Deferred income taxes	10,385	3,356	11,180
Prepaid expenses and other current assets	9,859	10,119	11,224

Total current assets	173,313	179,415	177,810

Rental assets, net	13,763	12,698	15,463
Property and equipment, net	52,423	52,955	56,585
Deferred income taxes	3,872	3,746	2,434
Intangible assets, net	391	391	391
Other assets	1,022	1,034	1,020

Total assets	$244,784	$250,239	$253,703

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$57,185	$57,922	$61,823
Accrued expenses and other liabilities	33,386	33,633	40,614

Total current liabilities	90,571	91,555	102,437

Long-term debt, excluding current maturities	45,535	50,938	44,507
Other liabilities	5,545	4,604	4,723

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,733	36,894	36,651
Retained earnings	81,257	79,541	79,951
Accumulated other comprehensive income (loss)	2	(15)	(67)
Treasury stock, at cost	(14,978)	(13,397)	(14,618)

Total shareholders’ equity	103,133	103,142	102,036

Total liabilities and shareholders’ equity	$244,784	$250,239	$253,703

Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$97,366	$103,860	$201,462	$212,177
Rental revenue	19,826	21,806	41,423	45,425

Total revenues	117,192	125,666	242,885	257,602

Merchandise cost of revenue	66,788	72,193	137,782	147,145
Rental cost of revenue	6,892	7,586	14,605	15,557

Total cost of revenues	73,680	79,779	152,387	162,702

Gross profit	43,512	45,887	90,498	94,900

Selling, general and administrative expenses	43,878	44,348	87,776	88,042
Pre-opening expenses	1	11	3	13

Operating income (loss)	(367)	1,528	2,719	6,845

Other income (expense):
Interest expense, net	(272)	(455)	(567)	(927)
Other, net	61	25	79	42

Income (loss) before income taxes	(578)	1,098	2,231	5,960

Income tax expense (benefit)	(182)	438	925	2,311

Net income (loss)	$(396)	$660	$1,306	$3,649

Basic income (loss) per share	$(0.04)	$0.06	$0.13	$0.35

Diluted income (loss) per share	$(0.04)	$0.06	$0.13	$0.34

Weighted-average common shares outstanding:
Basic	9,672	10,250	9,727	10,305
Dilutive effect of stock awards	—	274	75	285

Diluted	9,672	10,524	9,802	10,590

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended July 31,
	2009	2008
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$1,306	$3,649
Adjustments to reconcile net income to net cash provided by operating activities:
Rental asset depreciation expense	6,464	7,471
Purchases of rental assets	(10,105)	(13,488)
Property and equipment depreciation expense	9,583	9,636
Deferred income tax	(643)	(905)
Loss on rental assets lost, stolen and defective	466	652
Loss on disposal of other assets	191	269
Noncash stock-based compensation	156	340
Changes in operating assets and liabilities:
Merchandise inventory	4,276	15,405
Other current assets	1,365	923
Trade accounts payable	2,221	(14,182)
Accrued expenses and other liabilities	(7,228)	(2,914)
Excess tax benefit from stock based compensation	—	(128)
Other assets and liabilities, net	889	56

Net cash provided by operating activities	8,941	6,784

Cash flows from investing activities:
Purchases of property, equipment and improvements	(5,611)	(10,289)

Net cash used in investing activities	(5,611)	(10,289)

Cash flows from financing activities:
Net borrowings under revolving credit facility	1,028	10,322
Purchase of treasury stock	(434)	(3,077)
Change in cash overdraft	(6,859)	(4,260)
Proceeds from exercise of stock options	—	294
Excess tax benefit from stock based compensation	—	128

Net cash provided by (used in) financing activities	(6,265)	3,407

Net decrease in cash and cash equivalents	(2,935)	(98)

Cash and cash equivalents at beginning of period	7,449	3,982

Cash and cash equivalents at end of period	$4,514	$3,884

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,
	2009	2008
Merchandise inventories, net	$148,555	$162,056
Inventory turns, trailing 12 months (B)	1.70	1.72

Long-term debt	$45,535	$50,938
Long-term debt to total capitalization (C)	30.6%	33.1%

Book value (D)	$103,133	$103,142

Book value per share (E)	$10.52	$9.74

	Three Months Ended July 31,		Six Months Ended July 31,
					2009
	2009	2008	2009	2008	(excludes leap day)
Comparable-store revenues (F):
Total	-8.1%	0.6%	-7.0%	2.3%	-6.2%
Merchandise	-7.7%	0.3%	-6.4%	2.2%	-5.7%
Rental	-10.1%	2.0%	-9.6%	3.0%	-8.7%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the six month period ended July 31, 2009 and 2008, respectively.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.